August 15, 2016
Molina Healthcare, Inc.
200 Oceangate, Suite 100
Long Beach, CA 90802
Re:    Molina Healthcare, Inc.
Registration Statement on Form S-4
Ladies and Gentlemen:
Description of Representation
We have acted as special Maine counsel to Pathways of Maine, Inc., a Maine corporation (the “Maine Subsidiary Guarantor”), in connection with the registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed by Molina Healthcare, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), relating to the registration by the Company of $700,000,000 aggregate principal amount of 5.375% Senior Notes due 2022 (the “Exchange Notes”) and the guarantees thereof (the “Exchange Guarantees”) by certain of the Company’s subsidiaries, including the Maine Subsidiary Guarantor (each a “Guarantor” and collectively the “Guarantors”) to be offered in exchange for up to an equal principal amount of the Company’s outstanding 5.375% Senior Notes due 2022 and the guarantees thereof by the Guarantors. The Exchange Notes and the Exchange Guarantees will be issued in accordance with the terms of the Indenture, dated as of November 10, 2015 (the “Original Indenture”), by and among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 16, 2016 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), by and among the Company, the guarantors named therein and the Trustee.

Materials Examined

As special Maine counsel for the Maine Subsidiary Guarantor and as a basis for the opinions expressed herein, we have examined the following:

(i)	the Registration Statement;

(ii)	the Indenture;

(iii)	Officer’s Factual Certificates, dated August 15, 2016, executed by each of the Company and the Maine Subsidiary Guarantor;

(iv)	Secretary’s Certificates and Certificates of Incumbency, dated August 15, 2016, executed by each of the Company and the Maine Subsidiary Guarantor;

(v)	charter documents, as amended, of each of the Company and the Maine Subsidiary Guarantor;

Molina Healthcare, Inc.
August 15, 2016

(vi)	bylaws, as amended, of each of the Company and the Maine Subsidiary Guarantor;

(vii)	certificates of good standing, dated August 12, 2016, for each of the Company and the Maine Subsidiary Guarantor;

(viii)
resolutions adopted by the board of directors of the Company on September 15, 2015, unanimous written consent of the board of directors of the Company, dated November 4, 2015, resolutions adopted by the pricing committee of the board of directors of the Company on November 5, 2015, unanimous written consent of the board of directors of the Maine Subsidiary Guarantor, dated February 8, 2016, and unanimous written consent of the board of directors of the Maine Subsidiary Guarantor, dated June 30, 2016; and

(ix)	such other matters of fact and questions of law as we have considered appropriate for purposes of this opinion.
With your consent, we have relied upon the above-referenced documents, certificates, and other assurances of officers of the Company, the Maine Subsidiary Guarantor, and others as to factual matters without having independently verified such factual matters.

Opinions

Based upon the foregoing, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

1.The Maine Subsidiary Guarantor is a corporation validly existing under the laws of the State of Maine and, based solely on the certificate of good standing identified in clause (vii) above, as of the date thereof, is in good standing in the State of Maine;
2.The Maine Subsidiary Guarantor has all requisite corporate power and authority to execute, deliver, and perform its obligations under the Indenture and the Exchange Guarantees to which it is a party; and
3.The Maine Subsidiary Guarantor has taken all necessary corporate action to authorize the execution and delivery of and performance of its obligations under the Indenture and the Exchange Guarantees to which it is a party.
Certain Assumptions, Limitations and Qualifications

The opinions herein are subject to the following assumptions, limitations, and qualifications:

1.We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to original documents of all copies submitted to us as certified, conformed, or photographic copies.
2.We express no opinion as to the laws of any jurisdiction other than the internal laws of the State of Maine, as such are in effect on the date hereof.

Molina Healthcare, Inc.
August 15, 2016

3.We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion, and the possible unavailability of specific performance, injunctive relief, or other equitable relief, and limitations on rights of acceleration, whether considered in a proceeding in equity or at law.
4.With your consent, we have assumed that the Indenture, the Exchange Notes, and the Exchange Guarantees (collectively, the “Operative Documents”) have been duly authorized, executed, and delivered, as applicable, by each of the parties thereto (other than the Maine Subsidiary Guarantor) under the laws of their respective jurisdictions of organization.
5.We do not assume any obligation to update or supplement our opinions expressed herein to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring. Our opinions are limited to the matters expressly stated herein; no further opinion is implied or may be inferred beyond such matters.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name in the prospectus included in the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Bernstein Shur